Two Bethesda Metro Center
14th Floor
Bethesda, MD 20814
(301) 951-6122
(301) 654-6714 Fax
Info@AmericanCapital.com
www.AmericanCapital.com

FOR IMMEDIATE RELEASE:

Contact
Tom McHale, Senior Vice President, Finance (301) 951-6122
John Hooker, Vice President, Debt Capital Markets (301) 951-6122
Jennifer Burke, Corporate Communications (301) 951-6122

AMERICAN CAPITAL AMENDS UNSECURED CREDIT FACILITY

Bethesda, MD - September 29, 2008 - American Capital Ltd. (Nasdaq: ACAS) announced today that it has amended its unsecured credit facility for which Wachovia Bank, N.A. serves as administrative agent.  The amendment reduces the facility's minimum tangible net worth covenant to $4.5 billion plus 40% of new issuances of equity and debt converted into equity after the third quarter of 2008.  In connection with the amendment, the size of the facility was changed from $1.565 billion to $1.409 billion as of September 29, 2008, and $1.252 billion on December 31, 2009, and the maturity date was revised from May 16, 2012 to March 31, 2011. Interest on borrowings under the amended credit facility will initially be charged at LIBOR plus a spread of 3.25%, up from 0.90% and the unused facility fee increased from 12.5 basis points to 50 basis points.

In addition, American Capital affirmed its 2008 dividend forecast of $4.19 per share and the fourth quarter 2008 dividend forecast of $1.10 per share, which is forecasted to be paid as a $1.05 quarterly dividend and a $0.05 bonus dividend.  In addition, American Capital reiterates its forecast that it will rollover more than $500 million of ordinary taxable income and net long term capital gains from 2008 to pay 2009 dividends.

"As we announced earlier this quarter, American Capital has sought to amend covenants in certain of our debt facilities to improve or maintain availability.  While this amendment will increase our borrowing cost, we continue to project that we will rollover more than $500 million of ordinary taxable income and net long term capital gains, and we expect to meet our total dividend forecast for 2008 of $4.19 per share," said Tom McHale, Senior Vice President, Finance.  "We also expect to continue to invest in higher yielding subordinated debt, which has very attractive spreads over the cost of this capital."

"We believe that this amendment will enhance American Capital's ability to maintain consistent liquidity," said John Hooker, Vice President, Debt Capital Markets.  "The continued support of our lenders in the midst of the turmoil in the financial sector highlights our quality investment portfolio and low leverage."

The following banks are lenders in the facility:

JPMorgan Chase Bank, N.A.
Wachovia Bank, National Association
Branch Banking and Trust Company
Citicorp North America, Inc.,
Credit Suisse, Cayman Islands Branch
Bank of America, N.A.
BMO Capital Markets Financing, Inc.
Fortis Capital Corp.
HSBC Bank USA, N.A.
UBS Loan Finance LLC
SunTrust Bank
Citizens Bank of Pennsylvania
Goldman Sachs Credit Partners, L.P.
Bayerische Hypo-und Vereinsbank AG
Morgan Stanley
Royal Bank of Canada
Sovereign Bank
WestLB AG, New York Branch
Societe Generale
Mega International Commercial Bank Co., Ltd.
PNC Bank, National Association
Union Bank of California, N.A.
Regions Bank
Chang Hwa Commercial Bank, Ltd., New York Branch
Taiwan Business Bank
First Commercial Bank, New York Agency
Cathay United Bank
Bank Leumi USA
The Bank of East Asia, Ltd., New York Branch
Taipei Fubon Commercial Bank, New York Agency
Bank of Communications Co., Ltd., New York Branch

ABOUT AMERICAN CAPITAL

American Capital, with $20 billion in capital resources under management(1), is the only private equity fund and the largest alternative asset management company in the S&P 500. American Capital, both directly and through its global asset management business, originates, underwrites and manages investments in private equity, leveraged finance, real estate and structured products. American Capital and its affiliates invest from $5 million to $800 million per company in North America and 5 million Euros to 500 million Euros per company in Europe. American Capital was founded in 1986 and currently has 13 offices in the U.S., Europe and Asia.

As of August 31, 2008, American Capital shareholders have enjoyed a total return of 292% since the Company's IPO-an annualized return of 13%, assuming reinvestment of dividends.  American Capital has paid a total of $2.5 billion in dividends and paid or declared $29.25 dividends per share since going public in August 1997 at $15 per share.

Companies interested in learning more about American Capital's flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit www.AmericanCapital.com or www.EuropeanCapital.com.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor's shares, when sold, may be worth more or less than their original cost. Additionally, American Capital's current performance may be lower or higher than the performance data quoted above.

This press release contains forward-looking statements. The statements regarding expected results of American Capital are subject to various factors and uncertainties, including the uncertainties associated with the timing of transaction closings, changes in interest rates, availability of transactions, changes in regional, national or international economic conditions, or changes in the conditions of the industries in which American Capital has made investments.

(1)As of June 30, 2008.
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